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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 ______________

                                   FORM 8-A/A
                               (AMENDMENT NO. 1)


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ______________


                           SUN COAST INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)




                 Delaware                                 59-192968
         (State of incorporation)                      (I.R.S. employer
                                                    identification number)


      2700 South Westmoreland Avenue
              Dallas, Texas                                 75233
 (Address of principal executive offices)                 (Zip Code)




      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

      Title of each class                   Name of each exchange on which
      to be so registered                   each class is to be registered

RIGHTS TO PURCHASE COMMON STOCK                NEW YORK STOCK EXCHANGE

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please
check the following box.  [   ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to
General Instruction A.(c)(2), please check the following box.  [   ]

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE

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AMEND ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Rights Agreement, dated as of June 6, 1995 (the "Rights Agreement"), between Sun Coast Industries, Inc. (the "Company") and American Stock Transfer & Trust Company, as Rights Agent, was amended by Amendment No. 1 to the Rights Agreement dated as of December 5, 1995 (the "Amendment"). The Amendment amends the Rights Agreement in two ways. First, James M. Hoak has been excluded from the definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement unless and until Mr. Hoak, together with any of his affiliates and associates, acquires twenty percent (20%) or more of the outstanding common stock of the Company. Second, the Amendment otherwise lowers the threshold of beneficial ownership of an "Acquiring Person" for triggering the flip-in provisions of the Rights Agreement from twenty percent (20%) to fifteen percent (15%). Under the Rights Agreement before the Amendment, the flip-in provisions of the Rights Agreement were not triggered until an Acquiring Person owned twenty percent (20%) or more of the outstanding common stock of the Company.

         The Amendment is attached hereto as Exhibit 4. The foregoing description of the Amendment is qualified by reference to such Exhibit.


ITEM 2.  EXHIBITS.

         4. Amendment No. 1 to Rights Agreement, dated as of December 5, 1995, between Sun Coast Industries, Inc. and American Stock Transfer & Trust Company, which includes as Exhibit A thereto a complete copy of the Rights Agreement, as amended by Amendment No. 1.





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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        SUN COAST INDUSTRIES, INC.




                                        By: /s/ Cynthia R. Morris
                                            -----------------------------------
                                            Cynthia R. Morris,
                                            Chief Financial Officer


Date:  December 11, 1995





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                               INDEX TO EXHIBITS


Exhibit                              Description
-------                              -----------
   [S]         [C]
   4           Amendment No. 1 to Rights Agreement, dated as of December 5,
               1995, between Sun Coast Industries, Inc. and American Stock
               Transfer & Trust Company, which includes as Exhibit A thereto a complete copy of the Rights Agreement, as amended by Amendment
               No. 1.